SUPPLEMENT
TO PROSPECTUS SUPPLEMENT DATED JUNE 27, 2003
(To Prospectus dated June 19, 2003)


                                  CWABS, INC.
                                   Depositor

                                  Countrywide
                               Home Loans, Inc.
                                    Seller

                      Countrywide Home Loans Servicing LP
                                Master Servicer


                   Asset-Backed Certificates, Series 2003-3
                               ---------------



The Class A-R
certificates represent
obligations of the trust        The Class A-R Certificates
only and do not represent
an interest in or               o  This Supplement relates to the
obligation of CWABS,               offering of the Class A-R certificates
Inc., Countrywide Home             of the series referenced above and
Loans, Inc., Countrywide           updates the Prospectus Supplement,
Home Loans Servicing LP            dated June 27, 2003 and the Prospectus
or any of their                    of the depositor, dated June 19, 2003.
affiliates.
                                o  This supplement does not contain
                                   complete information about the
 This                              offering of the Class A-R
supplement may be used to          certificates. Additional information
offer and sell the                 is contained in the prospectus
offered certificates only          supplement and the prospectus
if accompanied by the              referenced above. You are urged to
prospectus supplement and          read this supplement, the prospectus
the prospectus.                    supplement and the prospectus in full.

                                o  We are supplementing the "Method of
                                   Distribution" section on page S-100 of
                                   the Prospectus Supplement as follows.

                                          METHOD OF DISTRIBUTION

                                         Countrywide Securities
                                   Corporation, an affiliate of the
                                   Depositor, the Seller and the Master
                                   Servicer, will act as principal in
                                   connection with offers and sales relating to market making transactions in the Class A-R Certificates. Countrywide Securities Corporation may also act as agent in such transactions. Sales will be made at prices relating to the prevailing prices at the time of sale.

Neither the SEC nor any state securities commission has approved these securities or determined that this supplement, the prospectus supplement or the prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                 The date of this supplement is July 18, 2003